Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which will market authorized generic versions of Doak and Kenwood therapies.

Important announcement:

Doak Dermatologics continues its dedicated support of the American Academy of Dermatology that dates to the organization’s inception. Doak will be an Emerald sponsor of the 64th Annual Meeting of the AAD, to be held in San Francisco, CA, March 3-7, 2006.

Daniel Glassman will present the MediGene AG POLYPHENON® E Ointment agreement at an Investor Conference while at the AAD meeting in San Francisco, CA, March 3, 2006.

Daniel Glassman will present at the Raymond James & Associates 27th Annual Institutional Investors Conference, Hyatt Regency Grand Cypress in Orlando, FL, March 5-8th, 2006.

MediGene AG POLYPHENON® E Ointment agreement to be presented at an Investor Conference, in Frankfurt, Germany. March 22, 2006.

Daniel Glassman will present at the CIBC World Markets Annual Specialty Pharmaceutical & Biotechnology Conference, to be held at the Millennium Broadway Hotel in New York City, April 4-5, 2006.

Daniel Glassman will present at the Banc of America Securities LLC, Health Care Conference 2006, to be held at The Four Seasons Hotel in Las Vegas, NV, May 16-18th, 2006.

Daniel Glassman will present a case study on Optimizing Lifecycle Management for a Product with Limited Patent Protection at the MedAd News’ Specialty Pharmaceuticals Summit, June 6-8, 2006 at 8:45 AM at the Park Hyatt, Philadelphia, PA.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS WELCOMES
LEONARD S. JACOB, M.D., Ph.D., and WILLIAM J. MURPHY, CPA,
TO ITS BOARD OF DIRECTORS

Fairfield, NJ — February 10, 2006 — BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced that Leonard S. Jacob, M.D., Ph.D., and William J. Murphy, CPA, have been elected to Bradley’s Board of Directors.

Dr. Jacob, who will serve as Chairman of the Board’s Nominating and Corporate Governance Committee, brings to Bradley over 28 years of medical and pharmaceutical industry experience. During 1997, Dr. Jacob founded InKine Pharmaceutical Company, Inc., a specialty pharmaceutical company that developed and commercialized gastrointestinal products including Visicol, a tablet alternative preparation for colonoscopy, and IBStat, a treatment for Irritable Bowel Syndrome. Dr. Jacob served as Chairman and CEO of InKine from 1997 until the company was acquired by Salix Pharmaceuticals in September 2005. In 1989, Dr. Jacob co-founded Magainin Pharmaceuticals and served as the company’s Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served as Worldwide Vice President of SmithKline Beecham Corp. (now Glaxo-SmithKline). Dr. Jacob earned a Ph.D. in pharmacology from Temple University in 1975 and an M.D. from the Medical College of Pennsylvania (now Drexel University College of Medicine). Dr. Jacob currently serves on the Board of Directors for the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine. In addition Dr. Jacob is the founding Director of the Jacob Internet Fund, a public mutual fund, as well as MacroMed, Inc. and Glyconix Corp., both private drug delivery companies.

Mr. Murphy, who will serve as a member of the Board’s Audit Committee, brings to Bradley over 28 years of experience in public accounting, with extensive expertise in the challenges facing middle market, publicly held companies. From 1997 to 2005, Mr. Murphy was with Computer Horizons Corp., an information technology professional services company, serving first as Executive Vice President and Chief Financial Officer. Beginning in March 2003 until October 2005, Mr. Murphy served as President and CEO. From 1980 to 1997, Mr. Murphy was with the accounting firm of Grant Thornton LLP, which he joined as Senior Audit Manager. From 1984 to 1990, Mr. Murphy served as audit partner, and advanced to the role of partner in charge of its New Jersey practice in 1990. Previously, Mr. Murphy served as Senior Audit Manager for the accounting firm of Price Waterhouse, which he joined upon leaving the United States Army, where he achieved the rank of Captain. Mr. Murphy graduated from Seton Hall University and is a member of the New Jersey State Society of CPAs, the American Institute of Certified Public Accountants and the Financial Executives Institutes. Mr. Murphy has served as a Director of the Commerce and Industry Association of New Jersey and is active in the CEO Roundtable group of the Association for Corporate Growth.

Bradley President and CEO, Daniel Glassman, stated, “Bradley Pharmaceuticals is excited to welcome Mr. Murphy and Dr. Jacob, both highly experienced and successful professionals in their specialties, to the Board of Directors. The Management Team, together with the Board of Directors, look forward to their contributions to corporate strategic planning. Mr. Murphy’s financial expertise coupled with Dr. Jacob’s extensive background in pharmaceuticals will bring additional insight to Bradley’s Board.”

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.